EXHIBIT 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2009 (this “Amendment”), by and among Alesco Financial Inc., a Maryland corporation (“AFN”), Fortune Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN (“Fortune”), Cohen Brothers, LLC, a Delaware limited liability company (d/b/a Cohen & Company) (“C&C”), and, as assignee of Fortune, Alesco Financial Holdings, LLC, a wholly owned subsidiary of AFN (“New Merger Sub”).

BACKGROUND

WHEREAS, AFN, Fortune and C&C entered into an Agreement and Plan of Merger, dated as of February 20, 2009 (the “Merger Agreement”), which provides for the merger of Fortune with and into C&C, with C&C as the surviving limited liability company (the “Merger”);

WHEREAS, pursuant to Section 8.7 of the Merger Agreement, Fortune desires to assign to New Merger Sub, and New Merger Sub desires to accept and perform, all of Fortune’s rights, interests and obligations under the Merger Agreement;

WHEREAS, the parties to the Merger Agreement agreed that the obligation of AFN and Fortune to effect the Combination is subject to the satisfaction or waiver on or prior to the Closing Date of certain conditions;

WHEREAS, the parties desire to amend two of these conditions;

WHEREAS, the board of managers of New Merger Sub has, by resolutions duly adopted, approved the Merger Agreement and determined that the Merger Agreement is advisable;

WHEREAS, the board of directors of AFN, a special committee of the board of directors of AFN and the boards of managers of Fortune and New Merger Sub have, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable; and

WHEREAS, the board of managers of C&C has, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

AMENDMENT OF MERGER AGREEMENT

1.1     Assignment. Pursuant to Section 8.7 of the Merger Agreement, Fortune hereby assigns to New Merger Sub, and New Merger Sub hereby accepts and agrees to perform, all of Fortune’s rights, interests and obligations under the Merger Agreement. C&C and AFN hereby consent to such assignment. All references to “Merger Sub” in the Merger Agreement shall hereinafter refer to New Merger Sub.

1.2     Transfer of Assets and Liabilities.

(a)     Section 1.1(a)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Except as set forth in Schedule 1.1, AFN shall contribute to Merger Sub all of the assets and liabilities of AFN not already owned, directly or indirectly, by Merger Sub prior to the Effective Time (the “Contribution”).”

(b)     Schedule 1.1 of the Merger Agreement is attached hereto as Annex A.

1.3     Organizational Documents.

(a)     Section 1.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Organizational Documents. At the Effective Time, (i) the certificate of formation of C&C as in effect immediately prior to the Effective Time shall be the certificate of formation of the C&C Surviving Company until amended in accordance with the DLLCA; and (ii) the limited liability company operating agreement of Merger Sub, substantially in the form attached hereto as Exhibit C, as in effect immediately prior to the Effective Time shall be the limited liability company operating agreement of the C&C Surviving Company and shall be amended promptly following the Closing to identify the recipients of New C&C Units and the percentage interests represented by such New C&C Units. Such operating agreement shall remain in effect until further amended in accordance with the DLLCA.”

(b)     The limited liability company operating agreement of Merger Sub as set forth on Exhibit C to the Merger Agreement is hereby replaced in its entirety with Annex B hereto.

1.4     Representations and Warranties of New Merger Sub.

(a)     Except (i) as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K filed by AFN since December 31, 2007 and prior to the date hereof with the SEC (excluding all disclosures in any “Risk Factors” sections and any other prospective or forward-looking information) or (ii) as set forth in the disclosure schedule delivered by New Merger Sub to C&C prior to the execution and delivery of this Amendment, which identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face, New Merger Sub hereby represents and warrants to C&C that each of the representations and warranties set forth in Article III of the Merger Agreement applicable to Merger Sub are true and correct with respect to New Merger Sub.

(b)     The last sentence of Section 3.1(b) of the Merger Agreement is hereby deleted in its entirety. AFN has made available to C&C before the date of this Amendment complete and correct copies of New Merger Sub’s limited liability company operating agreement and all of New Merger Sub’s other organizational documents.

1.5     Covenants – Conduct of Business. Section 5.1(m)(iii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) enter into, amend or modify any employment, consulting, severance, termination or similar agreement with any director, manager or officer, or any employee or consultant entitled to annual compensation in excess of $500,000 (other than in connection with the transactions contemplated by the Merger Agreement); provided, however, that with respect to any such agreement, up to $500,000 in compensation may be paid in fiscal year 2009 regardless of the date of hire,”

1.6     Conditions to the Obligations of AFN and Merger Sub. Section 6.3(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(g)     Financing Commitment. C&C shall have obtained either (1) a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30,000,000, or (2) a firm commitment, subject to customary conditions, from one or more financial institutions for a credit facility having a term of at least two years from the effective date of such facility and an initial revolving credit amount of at least $30,000,000; provided however, that in either instance such facility may provide for permanent reductions in the maximum revolving credit amount available under the facility so long as such reductions do not begin any earlier than November 15, 2009.”

ARTICLE II

MISCELLANEOUS

2.1     Notice. Copies of all notices that were, pursuant to Section 8.2 of the Merger Agreement, to be directed to WolfBlock LLP shall be sent to Duane Morris LLP at the address set forth below:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Attention: Hersh Kozlov

    Darrick M. Mix

Facsimile: (215) 979-1020

2.2     Definitions. Unless otherwise defined herein, all capitalized terms shall have the meanings specified or referred to in the Merger Agreement.

2.3    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

2.4     Counterparts and Other Matters. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original. Except as provided in this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALESCO FINANCIAL INC.

By:	/s/ JAMES J. McENTEE, III
Name: James J. McEntee, III Title: Chief Executive Officer and President

FORTUNE MERGER SUB, LLC

By:	/s/ JAMES J. McENTEE, III
Name: James J. McEntee, III Title: Chief Executive Officer and President

COHEN BROTHERS, LLC

By:	/s/ JOSEPH W. POOLER, JR.
Name: Joseph W. Pooler, Jr. Title: Chief Financial Officer

ALESCO FINANCIAL HOLDINGS, LLC

By:	/s/ JAMES J. McENTEE, III
Name: James J. McEntee, III Title: Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]